Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Reports Strong FY11 First-Quarter Operating Results

Raises Full-Year EPS Guidance and Narrows Sales Guidance to Upper End of Range

First-Quarter Fully-Diluted EPS Rises 7 Percent to $2.24

First Quarter Net Income Rises 8 percent

Higher Margins Driven By Company-Wide Cost Management and Efficiency
Improvement Initiatives

Minneapolis, August 5, 2010 — Alliant Techsystems (NYSE: ATK) today reported strong operating results for the first quarter of its Fiscal Year 2011, which ended on July 4, 2010.  Fully diluted earnings per share (EPS) rose 7.4 percent to $2.24, compared to $2.09 in the prior-year quarter.  Margins in the first quarter improved to 11.1 percent compared to 10.9 percent in the prior-year quarter, despite significantly higher pension expense.  The margin increase reflects benefits from cost-management initiatives and operating efficiency improvements across the company.  First quarter sales of $1.2 billion were in line with expectations and remained steady compared to the prior-year quarter.  First quarter net income rose 8 percent to $75 million, reflecting a lower tax rate, margin improvements, and lower interest expense.

Based on the strong results in the first quarter, and an improved outlook for both full-year tax rate and margins, ATK is raising its full-year EPS guidance.  ATK is narrowing its full-year sales forecast to the upper end of its previously announced range due to the encouraging outlook for the company’s NASA business.

“I am pleased with our first quarter results.  The cost management and efficiency improvements we are implementing are beginning to drive margin improvement across the company,” said Mark DeYoung, President and CEO. “The operating performance of our business groups is on track to deliver solid top-line and bottom-line results, and the outlook for our NASA business has significantly improved with growing support for accelerating the development of a next-generation heavy lift vehicle.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the first quarter of the fiscal year which ended July 4, 2010 (in thousands).

Sales:

	Quarters Ended
	July 4, 2010	July 5, 2009	$ Change	% Change
Aerospace Systems	$369,364	$415,459	$(46,095)	(11.1)%
Armament Systems	438,900	401,988	36,912	9.2%
Missile Products	156,313	176,870	(20,557)	(11.6)%
Security and Sporting	237,574	214,817	22,757	10.6%
Total sales	$1,202,151	$1,209,134	$(6,983)	(0.6)%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended
	July 4, 2010	July 5, 2009	$ Change	% Change
Aerospace Systems	$35,799	$40,866	$(5,067)	(12.4)%
Armament Systems	49,641	42,645	6,996	16.4%
Missile Products	16,524	16,554	(30)	(0.2)%
Security and Sporting	32,976	22,383	10,593	47.3%
Corporate	(1,887)	8,924	(10,811)	(121.1)%
Total operating profit	$133,053	$131,372	$1,681	1.3%

SEGMENT RESULTS

At the beginning of FY11, ATK realigned into a four business group structure: Aerospace Systems, Armament Systems; Missile Products; and Security and Sporting.

AEROSPACE SYSTEMS

As expected, first quarter sales in the Aerospace Systems group declined by 11 percent to $369 million, compared to $415 million in the prior-year period.  The decrease was driven by lower sales on the Space Shuttle’s Reusable Solid Rocket Motor program as it completes its production run, lower volume on the Minuteman III program, and the cancellation of a government satellite program.  The decrease was partially offset by higher sales on the Ares I program, as well as military and commercial aircraft structures.

Earnings before interest, taxes, and noncontrolling interest (operating profit) in the first quarter declined 12 percent to $36 million, compared to $41 million in the prior-year period.  The decrease reflects lower sales volume.

ARMAMENT SYSTEMS

First quarter sales in the Armament Systems group increased 9 percent to $439 million, compared to $402 million in the prior-year quarter.  The increase was driven by continued strength in military small-caliber ammunition, higher sales of energetics products, and revenues from the group’s precision mortar program.  The increase was partially offset by lower revenue on medium and large-caliber ammunition programs.

Operating profit in the first quarter rose 16 percent to $50 million, compared to $43 million in the prior-year quarter.  The additional sales volume, improved operating efficiencies, and cost-management initiatives contributed to the increase.

MISSILE PRODUCTS

First quarter sales in the Missile Products group of $156 million were 12 percent lower than the $177 million recorded in the prior-year quarter.   The decrease reflected lower sales on NASA’s launch abort system and a missile interceptor program.  These declines were partially offset by higher sales on defense electronics programs.

Operating profit of $17 million was flat compared to the prior-year quarter, reflecting lower sales volume, offset by improved operating efficiencies and cost management initiatives.

SECURITY AND SPORTING

Sales in the Security and Sporting group grew by 11 percent to $238 million, compared to $215 million in the prior-year quarter.  The increase reflects significant demand for ATK’s products in commercial, law enforcement, and international markets, and increased sales of accessories associated with the acquisition of Blackhawk.

Operating profit in the first quarter grew by 47 percent to $33 million, compared to $22 million in the prior-year quarter.  Higher sales volume and a continued focus on operating efficiencies contributed to the increase.

CORPORATE AND OTHER

In the first quarter, corporate and other expenses totaled $2 million, compared to income of $9 million in the prior-year quarter.  The decrease was the result of significantly higher pension expense, partially offset by cost-management initiatives.  The tax rate for the quarter was 35.2 percent compared to 37.1 percent in the prior-year quarter.  The improvement reflects an increased benefit from the Domestic Manufacturing Deduction and lower state tax expense.

OUTLOOK

Based on better visibility into the remainder of the year, a lower than expected full-year tax rate, and the positive impact of efficiency and margin-improvement initiatives, ATK is raising its full-year EPS guidance to a range of $8.50 - $8.80, up from previous guidance of $8.00 - $8.50.  Based on an improving outlook for the company’s NASA business, ATK is also narrowing its sales guidance to the upper end of the previously announced range.  ATK now expects to generate full-year sales of $4.775 - $4.85 billion.

The company continues to expect to generate free cash flow in a range of $275 - $300 million, with capital expenditures of approximately $120 million (see reconciliation table for details).  Average share count is expected to be approximately 34 million.  The effective tax rate for the year is now expected to be approximately 30 percent, down from previous expectations of approximately 34 percent.  The lower tax rate, which anticipates the retroactive extension of the Federal R&D tax credit, is the result of favorable resolution of uncertain tax positions. Pension expenses are expected to be approximately $130 million, in-line with previous assumptions.

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Quarter Ended July 4, 2010	Projected Year Ending March 31, 2011

Cash (used for) provided by operating activities	$(91,824)	$395,000 - $420,000
Capital expenditures	(34,991)	~(120,000)
Free cash flow	$(126,815)	$275,000 - $300,000

ATK is a premier aerospace and defense company with more than 18,000 employees in 22 states, Puerto Rico and internationally, and revenues in excess of $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: the challenges of developing new launch vehicles and the uncertainty regarding the Administration’s proposed cancellation of NASA’s Constellation program; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with the diversification into new markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(unaudited)

	QUARTERS ENDED
(In thousands except per share data)	July 4, 2010	July 5, 2009

Sales	$1,202,151	$1,209,134
Cost of sales	949,887	949,289
Gross profit	252,264	259,845
Operating expenses:
Research and development	13,888	15,378
Selling	40,361	45,094
General and administrative	64,962	68,001

Income before interest, income taxes, and noncontrolling interest	133,053	131,372
Interest expense	(17,699)	(20,935)
Interest income	70	86
Income before income taxes and noncontrolling interest	115,424	110,523
Income tax provision	40,647	41,040
Net income	74,777	69,483
Less net income attributable to noncontrolling interest	133	52
Net income attributable to Alliant Techsystems Inc.	$74,644	$69,431

Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.26	$2.12
Diluted	2.24	2.09

Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	33,001	32,728
Diluted	33,330	33,297

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands except share data)	July 4, 2010	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$91,987	$393,893
Net receivables	1,014,123	902,750
Net inventories	256,619	236,074
Deferred income tax assets	67,603	67,813
Other current assets	84,742	118,448
Total current assets	1,515,074	1,718,978
Net property, plant, and equipment	560,914	561,931
Goodwill	1,249,874	1,183,910
Deferred income tax assets	150,800	140,439
Deferred charges and other non-current assets	375,201	264,366
Total assets	$3,851,863	$3,869,624
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$17,188	$13,750
Accounts payable	221,734	273,718
Contract advances and allowances	134,547	106,819
Accrued compensation	115,071	172,630
Accrued income taxes	25,508	14,609
Other accrued liabilities	194,849	206,289
Total current liabilities	708,897	787,815
Long-term debt	1,377,140	1,379,804
Postretirement and postemployment benefits liabilities	139,801	142,541
Accrued pension liability	617,256	622,576
Other long-term liabilities	137,374	129,466
Total liabilities	2,980,468	3,062,202
Commitments and contingencies
Common stock - $.01 par value Authorized - 180,000,000 shares Issued and outstanding 33,225,636 shares at July 4, 2010 and 33,047,018 shares at March 31, 2010	332	330
Additional paid-in-capital	569,499	578,046
Retained earnings	1,773,820	1,699,176
Accumulated other comprehensive loss	(836,983)	(821,086)
Common stock in treasury, at cost - 8,329,813 shares held at July 4, 2010 and 8,508,431 shares held at March 31, 2010	(644,234)	(657,872)
Total Alliant Techsystems Inc. stockholders’ equity	862,434	798,594
Noncontrolling interest	8,961	8,828
Total stockholders’ equity	871,395	807,422
Total liabilities and stockholders’ equity	$3,851,863	$3,869,624

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	QUARTERS ENDED
(In thousands)	July 4, 2010	July 5, 2009
Operating activities
Net income	$74,777	$69,483
Adjustments to net income to arrive at cash used for operating activities:
Depreciation	24,092	22,597
Amortization of intangible assets	2,789	1,240
Amortization of debt discount	4,211	6,228
Amortization of deferred financing costs	710	710
Deferred income taxes	566	633
Loss (gain) on disposal of property	1,352	(926)
Share-based plans expense	2,418	4,682
Excess tax benefits from share-based plans	(53)	(745)
Changes in assets and liabilities:
Net receivables	(162,009)	(49,313)
Net inventories	(20,619)	23,360
Accounts payable	(38,026)	(107,595)
Contract advances and allowances	27,728	5,638
Accrued compensation	(69,096)	(61,555)
Accrued income taxes	24,987	68,619
Pension and other postretirement benefits	11,820	(137,088)
Other assets and liabilities	22,529	3,696
Cash used for operating activities	(91,824)	(150,336)

Investing activities
Capital expenditures	(34,991)	(32,169)
Acquisition of business	(172,251)	—
Proceeds from the disposition of property, plant, and equipment	23	1,257
Cash used for investing activities	(207,219)	(30,912)

Financing activities
Payments made on bank debt	(3,437)	(3,438)
Proceeds from employee stock compensation plans	521	2,164
Excess tax benefits from share-based plans	53	745
Cash used for financing activities	(2,863)	(529)
Decrease in cash and cash equivalents	(301,906)	(181,777)
Cash and cash equivalents - beginning of year	393,893	336,700
Cash and cash equivalents - end of year	$91,987	$154,923